UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 7, 2011

_________________________________

AGREE REALTY CORPORATION
(Exact name of registrant as specified in its charter)

__________________________________

Maryland	1-12928	38-3148187
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31850 Northwestern Highway
Farmington Hills, MI  48334
(Address of principal executive offices)

Registrant's telephone number, including area code:  (248) 737-4190

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

As of March 31, 2011, Agree Realty Corporation (the “Company”) recorded annualized base rental revenues of approximately $4.7 million from Borders, Inc., excluding the five stores that Borders closed in April 2011, amounting to approximately 14% of the Company’s total annualized base rental revenues.  As previously disclosed, Borders Group, Inc. (NYSE: BGP) and certain of its subsidiaries, including Borders, Inc., filed a bankruptcy petition under Chapter 11 on February 16, 2011.  In conjunction with Borders Chapter 11 bankruptcy proceedings, the Company and its affiliates has successfully negotiated rental reductions at various properties leased to Borders in order to keep these stores operating.  Separately, the Company will take control of the two properties that are not currently occupied by Borders, but are occupied by subtenants under subleases between Borders and such subtenants.

Two Borders locations are occupied by subtenants under sublease agreements with Borders.  Affiliates of the Company will take assignment of those subleases effective July 1, 2011.  These locations will generate approximately $557,000 in annual base rental revenues, plus approximately $300,000 of non-cash rentals.  This will provide diversification to the Company’s annual base rental revenue and represents a 73% increase in annual base rent from these two locations.  Borders will no longer be obligated under these leases.  The Company waived certain bankruptcy rejection damage claims against Borders for its unencumbered stores to facilitate this transaction.  The two properties are located in Boynton Beach, Florida (subleased to Off Broadway Shoes) and Indianapolis, Indiana (subleased to Simply Amish Furniture).  The Company also has the ability to develop a 16,000 square foot building adjacent to the Boynton Beach property.

The Company negotiated rental reductions of approximately 30% for three of the retail properties located in Norman, Oklahoma, Omaha, Nebraska and Ann Arbor, Michigan.  These properties will provide annual rentals amounting to approximately $1.4 million, including approximately $700,000 of non-cash rentals, retroactive to March 1, 2011.

In addition, with lender approval, the Company negotiated rental reductions of approximately 31% for three of its encumbered properties located in Columbia, Maryland, Germantown, Maryland and Omaha, Nebraska.  These properties will provide annual rentals of approximately $1 million, retroactive to March 1, 2011.  As previously disclosed, these three properties are encumbered by non-recourse loans secured by the properties, which are cross-collateralized and cross-defaulted with a fourth property in Oklahoma City, Oklahoma, which has been closed by Borders.  Borders has rejected the lease on the fourth property and is no longer paying rent.  While the Chapter 11 bankruptcy of Borders is not a direct event of default under the four non-recourse, cross-collateralized and cross-defaulted mortgage loans, as a result of the store closure and lease rejection, the Company did not pay $36,410 in monthly debt service for the loan associated with that location, which was due on May 2, 2011 and June 1, 2011.  The Company anticipates that the lender may, after the applicable cure period, declare all four cross-collateralized and cross-defaulted mortgage loans in default and possibly accelerate the Company’s obligations thereunder.  These four non-recourse loans amounting to approximately $9.4 million are secured by four properties with 103,000 square feet of gross leasable area.  The existing debt service for these four properties amounts to $128,000 monthly.  The Company is in active discussions with the lender regarding an appropriate course of action.

As a result of these rent reductions and lease assignments, the annualized rental revenues for the Company’s remaining Borders locations will amount to approximately $3.2 million, or approximately 9% of the Company’s total annualized rental revenues, at March 31, 2011.

The Company considers portions of the information contained in this report to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2010. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGREE REALTY CORPORATION

Dated: June 13, 2011	BY:	/s/ Alan D. Maximiuk
Alan D. Maximiuk
Vice President, Chief Financial Officer and Secretary